Exhibit 10.1

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of March 15, 2006 (the “Effective Date”) by and between BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin”) and Alliant Pharmaceuticals, Inc., a Delaware corporation (“Alliant”). Each is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BioMarin is the exclusive licensee of the entire right, title, and interest, together with all goodwill connected therewith, in and to the Licensed Technology, Licensed Trademarks and Licensed Development Technology (each as defined below); and

WHEREAS, BioMarin wishes to grant to Alliant, and Alliant wishes to receive from BioMarin, an exclusive license to the Licensed Technology, Licensed Trademarks and Licensed Development Technology in North America under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein, the Parties hereby agree as follows:

1. DEFINITIONS. In addition to the terms defined in the text of this Agreement, the following terms shall have the following respective definitions:

1.1 “Acquisition Date” means the date BioMarin consummates the purchase of the shares of capital stock of Ascent pursuant to the Ascent Securities Purchase Agreement.

1.2 “Affiliate” means any Entity, which, at the time in question, is directly or indirectly owned by or controlled by, or under common control with, BioMarin or Alliant, as the case may be. For the purposes of this definition, a Party shall be deemed to have “control” if such Party (a) owns, directly or indirectly, 50% or more of (i) the voting stock or shareholders’ equity of a corporation, (ii) the partnership interests in a partnership, or (iii) the membership interests in a limited liability company, or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Entity or the power to elect more than 50% of the members of the governing body of the Entity.

1.3 “Alliant Improvements” means the term defined in Section 7.2.

1.4 “Alliant Indemnitees” means Alliant, its Affiliates and their officers, directors, employees, and agents.

1.5 “Alliant Losses” means the term defined in Section 13.2.

1.6 “ANDA” means Abbreviated New Drug Applications for Orapred and Orapred RT listed in Exhibit A.

1.7 “Ascent” means Medicis Pediatrics, Inc., formerly known as Ascent Pediatrics, Inc.

1.8 “Ascent License” means the License Agreement entered into by and among Bbiomarin, Biomarin Pediatrics Inc., Medicis Pharmaceutical Corporation, and Ascent dated May 18, 2004, as the same may be amended.

1.9 “Ascent Securities Purchase Agreement” means the Securities Purchase Agreement entered into by and among BioMarin, BioMarin Pediatrics Inc., Medicis Pharmaceutical Corporation, and Ascent dated May 18, 2004, as the same may be amended.

1.10 “Assignment” means the term defined in Section 2.1.

1.11 “BioMarin Enforced Patents” means the term defined in Section 11.2(b).

1.12 “BioMarin Indemnitees” means BioMarin, its Affiliates, and their officers, directors, employees, and agents.

1.13 “BioMarin Licensed Trademarks” means all Licensed Trademarks other than the Cima Trademarks.

1.14 “BioMarin Losses” means the term defined in Section 13.1.

1.15 “BioMarin Prosecuted Patents” means the term defined in Section 11.1(a).

1.16 “Breach” means an inaccuracy in or breach of, or any failure to comply with or perform, a representation, warranty, covenant, obligation or other provision.

1.17 “Business Day” means any day excluding Saturday, Sunday and any day which shall be in the State of California a legal holiday or a day on which banking institutions are authorized by law to close.

1.18 “Cardinal” means the term defined in Section 4.9.

1.19 “Cima” means Cima Labs, Inc.

1.20 “Cima Trademarks” means the Licensed Trademarks that are owned by Cima and licensed to BioMarin pursuant to the Cima License.

1.21 “Cima License” means the Development, Commercialization, and License Agreement between BioMarin and Cima dated June 26, 2003, including the First Amendment to the Development, Commercialization, and License Agreement between BioMarin and Cima dated August 28, 2004 and the Second Amendment to the Development, Commercialization, and License Agreement between BioMarin and Cima dated April 5, 2005, as the same may be amended.

1.22 “Cima Supply Agreement” means the Supply and Manufacture Agreement by and between Cima and BioMarin dated June 26, 2003, including the First Amendment to Supply and Manufacture Agreement dated September 28, 2004, as the same may be amended.

1.23 “Claim” means the term defined in Section 13.3.

1.24 “Combination Product” means a product containing a Licensed Product together with one or more other active ingredients, devices, equipment or components that are themselves not Licensed Products.

1.25 “Commercial Launch” mean the first sale for use or consumption of a Licensed Product by Alliant or its Permitted Sublicensee in a country in North America after Regulatory Approval has been granted by the Governmental Body in such country.

1.26 “Confidential Information” means the term defined in Section 8.1.

1.27 “Contract” means any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

1.28 “Cost of Goods” means the amounts paid to third party manufacturers to manufacture an Orapred Product, determined in accordance with Generally Accepted Accounting Principles.

1.29 “Development Know How” means technical, scientific and medical information, knowledge, know-how, inventions and trade secrets, that are necessary for the development, registration, manufacturing, packaging, stability, bioavailability, formulation, sale, use or commercialization of the products claimed in the Development Licensed Patents, owned by BioMarin or its Affiliates or licensed to BioMarin or its Affiliates pursuant to the Ascent License, as of the Effective Date.

1.30 “Development Licensed Patents” means all North American patents and utility models, invention registrations, supplementary protection certificates and applications therefor listed in Exhibit B and all reissues, divisionals, renewals, extensions, provisionals, continuations, and continuations-in-part thereof.

1.31 “Disclosing Party” means the term defined in Section 8.1.

1.32 “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equitable interest, claim, preference, right of possession, lease, license, covenant, infringement, Order, proxy, option, right of first refusal, preemptive right, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

1.33 “Entity” means any person, corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

1.34 “Escrow Agreement” means the Escrow Agreement entered into by and between BioMarin and Alliant concurrently with the execution of this Agreement.

1.35 “FDA” means the United States Food and Drug Administration.

1.36 “FDA License” means a license granted by the FDA that is necessary for the commercial manufacture, use, sale, and distribution of a pharmaceutical in the United States.

1.37 “Generic Product” means, with respect to any product, a different product that is marketed pursuant to an Abbreviated New Drug Application (that is not the same Abbreviated New Drug Application as the product, if applicable) and is listed as therapeutically equivalent to the product in the FDA Orange Book

1.38 “Governmental Body” means any federal, state, provincial, or local judicial, legislative, executive or other regulatory authority.

1.39 “Hi-Tech” means High-Tech Pharmacal Co., Inc.

1.40 “Hi-Tech License and Supply Agreement” means the License and Supply Agreement dated February 15, 2005 by and between Hi-Tech and BioMarin, as the same may be amended.

1.41 “Improvement Patents” means the term defined in Section 11.1(b).

1.42 “Improvements” means any and all inventions, improvements, discoveries, enhancements, extensions, replacements, developments, refinements, or modifications to the Licensed Technology or the Licensed Development Technology, or utilizing the Licensed Technology or the Licensed Development Technology, or the respective use or the manufacturing processes therefor, whether or not patentable, which may be conceived, made, developed or otherwise controlled by or for Alliant or its Permitted Sublicensees or BioMarin or its Affiliates during the License Term including, without limitation, modifications in size, package forms, dosage strength, methods for administration, methods for delivering, or changes in the formulation including the addition of actives to products.

1.43 “Indemnified Parties” means the BioMarin Indemnitees or the Alliant Indemnitees, as the case may be.

1.44 “Indemnifying Parties” means BioMarin or Alliant, as the case may be.

1.45 “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body. For purposes of this Agreement, “Laws” shall include current Good Manufacturing Practice.

1.46 “Licensed Assets” means the Licensed Technology, the Licensed Development Technology, the Licensed Trademarks, the Alliant Improvements, and the Improvement Patents.

1.47 “Licensed Development Technology” means the Development Licensed Patents and the Development Know How.

1.48 “Licensed Patents” means the Development Licensed Patents, the Taste Masking Related Licensed Patents, and the Improvement Patents.

1.49 “Licensed Products” means the Orapred Products and any other products made, used, offered for sale, distributed, or sold within North America which, if in the course of such manufacture, use, offer for sale, distribution, or sale, would, in the absence of this Agreement, infringe or misappropriate one or more of the Licensed Technology or Licensed Developed Technology, provided that, after the Assignment, Licensed Products shall be determined as if the Assignment had not occurred and the Sublicense was continuing.

1.50 “Licensed Technology” means the Taste Masking Related Licensed Patents and the Product Know How.

1.51 “Licensed Trademarks” means all business names, trade names, logos, common law trademarks and service trademarks, trademark and service mark registrations and applications therefor as set forth on Exhibit C.

1.52 “Lyne Supply Agreement” means the Manufacturing Agreement by and between BioMarin and Lyne Laboratories, Inc. dated March 15, 2004, as the same may be amended.

1.53 “Milestone Fee” means the term defined in Section 6.2.

1.54 “Multiple Products Sale” means the sale of a Licensed Product by Alliant or Permitted Sublicensees that is associated, by contract or course of dealing, with the use or sale of one or more other products or services.

1.55 “NDA” means 505(b)(2) New Drug Application for Orapred ODT listed in Exhibit A.

1.56 “Net Sales” means, for the applicable period, the gross amount invoiced by Alliant or its Permitted Sublicensees for the sale or other disposition of a Licensed Product, less customary adjustments from gross sales to net sales as determined in accordance with U.S. Generally Accepted Accounting Principles as consistently applied by Alliant, including but not limited to: (a) customary quantity, trade and/or cash discounts, allowances, charge backs, rebates, and price adjustments or reductions consistently applied by Alliant; (b) actual credits, rebates, or refunds for the Licensed Product that are rejected, returned or destroyed by customers; (c) freight, postage, and shipping expenses (including insurance relating thereto) absorbed by Alliant; and (d) sales and other excise taxes and duties directly related to the sale, to the extent included in the gross invoiced amount. Net Sales shall not include any sales of the Licensed Product to Permitted Sublicensees if such Permitted Sublicensees are not end-users, but Net Sales shall include subsequent final sales to third parties by any Permitted Sublicensees.

If the Licensed Product is sold in the form of a Combination Product, then for the purpose of calculating royalties owed under this Agreement on sales of the Combination Product, Net Sales shall be an amount equal to the actual net sales of such Combination Product (calculated using the above described deductions) multiplied by the fraction A/(A+B), where A is the weighted (by sales volume) average invoice price of the actual Licensed Product component of such Combination Product, and B is the total of the weighted (by sales volume) average invoice prices of the other products, active ingredients, devices, equipment or components of such Combination Product.

If the Licensed Product is sold in a Multiple Products Sale, then the Net Sales price of the Licensed Product sold in a Multiple Products Sale shall not be reduced (if it is reduced at all) by an amount that is proportionately greater than the amount by which the other components of such Multiple Products Sale are reduced in such sale.

1.57 “North America” means the United States of America, Puerto Rico, Canada, and Mexico.

1.58 “Oral Disintegrating Tablets” means a solid tablet dosage form containing medicinal substances which disintegrates rapidly, usually within a matter of seconds when taken orally.

1.59 “Orapred” means refrigerated prednisolone sodium phosphate oral solution formulation.

1.60 “Orapred (New Strength)” means Orapred in any strength other than 15mg/5ml.

1.61 “Orapred ODT” means prednisolone sodium phosphate orally disintegrating tablets.

1.62 “Orapred Liquids” means Orapred and Orapred RT.

1.63 “Orapred Products” means collectively Orapred, Orapred ODT, and Orapred RT.

1.64 “Orapred RT” means room temperature stable sodium phosphate oral solution formulation.

1.65 “Orapred RT (New Strength)” means Orapred RT in any strength other than 15mg/5ml.

1.66 “Order” shall mean any order, judgment, injunction, decree, ruling, decision, opinion, verdict, sentence, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel.

1.67 “Patents” means all North American patents and utility models, invention registrations, supplementary protection certificates and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in North American in inventions and discoveries.

1.68 “Permitted Sublicensee” means any third party to whom Alliant has granted a sublicense in compliance with Section 2.2.

1.69 “Proceeding” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

1.70 “Product Know How” shall mean technical, scientific and medical information, knowledge, know-how, inventions and trade secrets, that are necessary for the development, registration, manufacturing, packaging, stability, bioavailability, formulation, sale, use or commercialization of Orapred Liquids or Orapred ODT, as the case may be, including, without limitation: (a) physiochemical data, specifications, quality control information and procedures; (b) market research data solely to the extent BioMarin has the right to provide such data to Alliant; and (c) information concerning the clinical, toxicological and pharmacological properties with respect to all of the foregoing, owned or controlled by BioMarin or its Affiliates or licensed to BioMarin or its Affiliates pursuant to the Ascent License or the Cima License, as of the Effective Date.

1.71 “Receiving Party” means the term defined in Section 8.1.

1.72 “Regulatory Agency” means the FDA and any other Governmental Body with regulatory authority comparable to the FDA in any other jurisdiction within North America.

1.73 “Regulatory Approval” means the authorization by an appropriate Regulatory Agency to market and sell a Licensed Product in a jurisdiction.

1.74 “Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

1.75 “Sublicense” means the term defined in Section 2.1.

1.76 “Sublicense Revenue” means the term defined in Section 6.4.

1.77 “Taste Masking Related Licensed Patents” means all North American patents and utility models, invention registrations, supplementary protection certificates and applications therefor listed in Exhibit D and all reissues, divisionals, renewals, extensions, provisionals, continuations, and continuations-in-part thereof.

1.78 “Term” means the term defined in Section 12.1.

1.79 “Term Sheet” means the non-binding term sheet dated January 3, 2006 entered into by and between BioMarin and Alliant.

1.80 “Third-Party Agreements” means the Ascent License, the Cima License, the Cima Supply Agreement, and the Lyne Supply Agreement.

1.81 “Transferred Inventory” means the term defined in Section 4.6.

1.82 “Transferred Materials” means the term defined in Section 2.5.

2. LICENSE GRANT

2.1 License Grant. Subject to the terms and conditions of this Agreement, including payment of all fees required under Section 6, subject to BioMarin’s rights under the Cima License and the Ascent License, and subject to the exclusive license granted by BioMarin to

Hi-Tech to distribute a generic form of Orapred pursuant to the Hi-Tech License and Supply Agreement, BioMarin hereby grants to Alliant an exclusive, non-transferable (except as permitted under Section 15.5), royalty-bearing sublicense to and under the Licensed Assets to develop, make, have made, use, market, offer for sale, sell, distribute, and import the Licensed Products solely during the License Term in North America (the “Sublicense”). Within thirty (30) days of the Acquisition Date, BioMarin will assign all of its right, title, and interest in the ANDA, the NDA, the Third Party Agreements, the Licensed Patents to the extent owned by BioMarin or Ascent, and the Licensed Trademarks to the extent owned by BioMarin or Ascent, provided that BioMarin may enter new agreements with Lyne and Cima related to the production of Orapred Products for sale, distribution or use outside of North America (the “Assignment”). The Assignment shall include a grant by BioMarin to Alliant of a perpetual, royalty free license to all of the other Licensed Technology owned by BioMarin or Ascent for the field and territory described in the first sentence of this Section 2.1.

2.2 Further Sublicense. Alliant shall not grant further sublicenses under the Sublicense to any third party, without BioMarin’s prior written approval, which approval may be withheld in BioMarin’s reasonable discretion. In addition, (a) the terms and conditions of any permitted sublicense granted must be consistent with, and not violate the terms and conditions of, this Agreement, (b) any sublicensee approved by BioMarin must agree in writing that it is subject to and shall be governed by this Agreement, and (c) Alliant shall be fully responsible for all failures by any sublicensee to comply with the terms and conditions of this Agreement. No sublicense shall relieve Alliant of any duty or obligation under this Agreement.

2.3 License Restrictions. Alliant agrees not to: (a) use the Licensed Assets except as expressly permitted under Section 2.1 or to make, manufacture, develop, use, market, offer for sale, sell, or distribute the Licensed Products except as expressly permitted under Section 2.1; or (b) sublicense, transfer or assign the rights granted under Section 2.1 to any third party in violation of this Agreement.

2.4 Reservation. Except for the licenses expressly granted in Sections 2.1, BioMarin reserves and retains all rights with respect to the Licensed Assets, including the right to make, manufacture, develop, use, Licensed Products in or out of North America, solely for the purpose of marketing, offering for sale, selling, and distributing the Licensed Products outside North America. There are no implied licenses granted under this Agreement.

2.5 Technology Transfer. Within thirty (30) days after the Effective Date, BioMarin shall deliver to Alliant copies of the specimens, records, test results, specifications, market studies, filings with the FDA, and other documents embodying the Product Know How and Development Know How that are within BioMarin’s possession as of the Effective Date (the “Transferred Materials”). For a period of sixty (60) days after delivery of the Transferred Materials, BioMarin will provide reasonable technical assistance, necessary to enable Alliant to utilize the Product Know How and Development Know How consistent with the licenses provided hereby at no charge, provided that Alliant reimburse BioMarin for all documented, reasonable, out-of-pocket expenses (not to include any salary or other overhead costs associated with BioMarin personnel) incurred by BioMarin in providing such assistance. Alliant will reimburse BioMarin for expenses incurred by BioMarin in providing such assistance within thirty (30) days of receipt of BioMarin’s documentation.

3. REGULATORY APPROVAL

3.1 Obtaining Regulatory Approval. BioMarin will continue to act as regulatory agent for and be responsible for all ongoing communications with the FDA regarding obtaining Regulatory Approvals for Orapred ODT and Orapred RT in the United States and will bear all costs associated with obtaining such Regulatory Approvals. After FDA grants Regulatory Approvals for Orapred ODT and Orapred RT, Alliant will act as regulatory agent for and be responsible for maintaining Regulatory Approvals for Orapred ODT and Orapred RT, including all costs associated with such maintenance. For Orapred in all of North America, for Orapred ODT and Orapred RT in all of North America other than the United States, and for all other Licensed Products in all of North America, BioMarin shall use commercially reasonable efforts to cause Alliant to be named as regulatory agent for and be responsible for obtaining and maintaining Regulatory Approvals, including all costs associated with those activities, provided that if Alliant is not permitted to act as a regulatory agent under the terms and conditions of the Ascent License, then BioMarin will continue to act as a regulatory agent for the Licensed Products on behalf of Alliant and pursuant to the instructions provided by Alliant; provided that Alliant shall be responsible for preparing, at its expense, all regulatory filings that are required by Law or deemed desirable by Alliant. While acting as a regulatory agent with respect to Licensed Products, each Party will comply with all requirements under 21 CFR Part 203 (Prescription Drug Marketing Act), 21 CFR Part 314.70 (Supplements and Other Changes to an Approved Application), 21 CFR Part 314.80 (Post-Marketing Reporting of Adverse Drug Experiences) and 21 CFR Part 314.81 (Other Post-Marketing Reports). After the Acquisition Date, during the License Term, BioMarin will transfer to Alliant all FDA Licenses for the Orapred Products that the FDA grants to BioMarin or its Affiliate.

3.2 Records. During the License Term, Alliant and BioMarin shall maintain, at a location in the United States, complete and accurate books and records in sufficient detail as necessary for both Alliant and BioMarin to meet their respective filing and other obligations with the FDA and any other applicable Governmental Body in North America. Each Party will provide to the other Party, in a timely manner, copies of all submissions relating to the Licensed Products to the FDA and other Regulatory Agencies in North America, including but not limited to, annual reports and adverse event reports. Not more than once per year and at such additional times as may be reasonably required to respond to communications from the Regulatory Agencies, upon not less than five (5) Business Days’ written notice to the other Party, each Party shall have the right to review, at its expense, inspect, audit and make copies of any such books and records for purposes of verifying the other Party’s compliance with Section 3.

3.3 Change of Party Names and Promotional Materials.

(a) As soon as reasonably practicable following the Effective Date, Alliant and BioMarin shall: (i) jointly notify the FDA that Alliant is the marketer and distributor of Orapred; and (ii) use commercially reasonable efforts to commence taking any and all action necessary to change the National Drug Code number for Orapred.

(b) As soon as reasonably practicable following the Effective Date, Alliant and BioMarin shall jointly notify the manufacturers of Orapred Liquid and Orapred ODT, the contents of which notification shall be mutually agreed upon, that all package inserts, labeling, and any components thereof, and packaging related thereto to be manufactured or ordered after the Effective Date, must be changed to identify Alliant as the marketer in North America. Alliant shall use commercially reasonable efforts to ensure that such change takes effect for any new orders of Orapred Liquid and Orapred ODT, following the date that is twenty (20) Business Days following the Effective Date.

4. COMMERCIALIZATION

4.1 Commercialization Obligation. Alliant shall use commercially reasonable efforts to develop and commercialize the Licensed Products in North America, which efforts shall include: (a) commercial launch of Orapred ODT within sixty (60) days after Regulatory Approval by the FDA; and (b) allocation of efforts and resources consistent with the resources allocated by Alliant to the development and commercialization of Alliant’s other products with comparable commercial opportunity in the marketplace. Alliant shall be responsible for all costs and expenses incurred by Alliant in the development and commercialization of the Licensed Products in North America.

4.2 Advertising and Promotional Materials. Alliant shall be responsible for development of all new advertising and promotional materials related to the Licensed Products, all in compliance with all applicable Laws, and neither Alliant nor its Permitted Sublicensees shall use any promotional and marketing materials with the corporate identifiers or trade names of BioMarin or BioMarin’s Affiliates, except as permitted under this Agreement. Within ten (10) Business Days following the Effective Date, the Parties shall each submit a letter to the DDMAC division of FDA informing them that Alliant will be the new distributor of Orapred® in the United States under a license from BioMarin and designating Alliant as the contact for review and discussion of all promotional materials related to Orapred® in the United States, after which time Alliant will timely file with the appropriate regulatory agency, in accordance with all applicable laws and regulations, all promotional materials for Orapred® required to be filed with such agency.

4.3 Quality Control. For each Licensed Product, Alliant will

(a) maintain appropriate quality control and quality assurance systems for the distribution of Licensed Product in North America;

(b) comply with all Laws in each jurisdiction in North America where Licensed Products are sold;

(c) comply with all applicable export Laws of the Department of Commerce or other Governmental Body, and not to export any Confidential Information or Licensed Products in violation of any such Laws;

(d) not make any claims, representations or warranties directly or indirectly to any third party about the Licensed Products except as permitted by Law;

(e) keep records of all Licensed Product sales and customers sufficient to adequately administer a recall of any Licensed Product for five (5) years after the sale;

(f) maintain a safety database for the Licensed Product and any clinical studies conducted with the Licensed Product and submit to applicable Regulatory Agencies all required safety reports, and provide product, medical and clinical information regarding the Licensed Product to its customers; and

(g) market and sell the Licensed Products on their own merits and not with the intent of promoting or encouraging the purchase or use of any other product or service.

4.4 Complaints and Recalls. If Alliant receives a complaint or information regarding a Licensed Product which it would be required under applicable Law to disclose to a Regulatory Agency, it shall promptly, but in any event not later than twenty-four (24) hours after receipt, advise BioMarin in writing of the details of such complaint or information. Promptly thereafter, Alliant shall report such complaint or information to the appropriate Regulatory Agencies in the countries in North America, respectively, in which such Licensed Product is being commercialized, each as may be required by, and in accordance with, the appropriate Laws of the relevant countries and Regulatory Agencies. Alliant shall provide to BioMarin with all available follow-up information related to such incident (including any information in such Party’s possession as may be reasonably required by the other Party to satisfy its regulatory filing obligations).

4.5 Recalls. BioMarin and Alliant will cooperate with each other in the event of any product recall and will provide each other with such information and consultation as shall be reasonably required under the circumstances. In the event of any disagreement between BioMarin and Alliant as to whether Product(s) should be recalled, withdrawn or whether any similar action should be taken, BioMarin shall make the final determination as to what action shall be taken. In addition, each party shall immediately notify the other of the details concerning (i) any event or circumstances that might reasonably lead the parties to initiate any recall or withdrawal of, or similar action with respect to, any Product, (ii) any seizure of any Product or any similar action taken by any governmental authority, or (iii) any Product malfunction or defect which presents a reasonable risk of injury or death to end users.

4.6 Recall Costs. If any recall, withdrawal or seizure of any Licensed Product occurs due to (a) the failure of BioMarin to comply in any respect with any applicable law, rule, regulation, standard, court order, decree or any directive of any relevant governmental authority, (b) the failure of BioMarin to comply with any of the terms of this Agreement, or (c) an order by a government authority that a Product bearing BioMarin’s NDC must be removed from the market, then BioMarin shall bear the full cost and expense of any such recall, withdrawal or seizure, subject to any agreement BioMarin may have with a third party requiring contribution to the cost of recall. If any recall, withdrawal or seizure of any Licensed Product occurs in North America for any other reason, then Alliant shall bear the full cost and expense of any such recall, withdrawal or seizure, subject to any agreement Alliant may have, on its own or as an assignee of BioMarin’s rights, with a third party requiring contribution to the cost of recall. If both BioMarin and Alliant contribute to the cause of a seizure, recall or withdrawal of any Licensed Product, the cost and expenses thereof will be shared in proportion to each party’s contribution to the problem.

4.7 Encumbrance. Provided that BioMarin acknowledges that Alliant will be granting Bank of America an “all asset” lien in connection with obtaining the funding of this transaction, Alliant shall not permit or allow this Agreement to be subject to any Encumbrance.

4.8 Transferred Inventory.

(a) Within five (5) calendar days after the Effective Date, conditioned on Alliant’s payment of the fees referenced in Section 6.8, BioMarin shall deliver to Alliant all Orapred finished goods inventory and all raw materials related to Orapred that are owned by BioMarin on the Effective Date (collectively, the “Transferred Inventory”), as listed in Exhibit E (with the exception that BioMarin shall destroy and not transfer the remaining inventory from Lot #RM0420 of NDC# 68135-455-02 and from Lot #RM0501A of NDC# 68135-455-03). BioMarin represents and warrants to Alliant that all lot numbers on the Transferred Inventory have not been used in commerce prior to the date of the transfer and that no product bearing a lot number the same as a lot number on a product transferred to Alliant as Transferred Inventory shall have been sold or otherwise transferred into the stream of commerce, other than 372 10-pack units from Lot RM0502A, and the sample inventory, which is marked as not for sale and not subject to a right of return. Delivery, transfer of title and risk of loss shall occur Exworks (Incoterms 2000) at the current locations such as items are stored. Alliant acknowledges that BioMarin is not required to transfer to Alliant any minimum quantity of the Transferred Inventory pursuant to this Section 4.8(a).

(b) The Parties shall mutually agree on the timing and method of notifying applicable federal agency customers and the Centers for Medicare and Medicaid Services (“CMS”) of the license of the Licensed Assets to Alliant, and shall take whatever action is necessary to simultaneously add Orapred to Alliant’s federal supply schedule and Medicaid rebate agreement, if applicable, and delete Orapred from the federal supply schedule and Medicaid rebate agreement of BioMarin as applicable. BioMarin shall be responsible for the processing and payment of Medicaid and Medicare rebates applicable to Transferred Inventory and submitted under BioMarin’s Orapred NDC numbers 68135-455-02 or 68135-455-03 and any other rebates, charge backs or similar payments owed to a third party for the Transferred Inventory for six (6) months following the Effective Date. After such period, BioMarin shall process and pay Medicaid and Medicare rebates submitted under BioMarin’s Orapred NDC 59439-455-02 and any other rebates, charge backs or similar payments owed to a third party for the Transferred Inventory, but Alliant shall be responsible for reimbursing BioMarin for all such rebates, charge backs and similar payments until one (1) year after the last lot expiration date of Orapred labeled with BioMarin’s Orapred NDC. BioMarin will invoice Alliant for such rebates, charge backs, and similar payments and Alliant shall pay BioMarin for such rebates, charge backs, and similar payments within forty-five (45) days following the date of any such invoice. Each invoice will be submitted to Alliant with the documents supporting such invoices.

4.9 Returns. All returns of Orapred, previously sold by BioMarin, shall be the responsibility of BioMarin, financial and otherwise, and Alliant shall have no responsibility for or accept any returns of Orapred previously sold by BioMarin, with the exception that: (i) Alliant will provide product swaps of Orapred Products, not to exceed, in the aggregate, four hundred thousand dollars ($400,000) worth of product at cost, as a result of returns from Quality King Distributors, Inc. of Orapred previously sold by BioMarin, so long as such returns are made in compliance with the BioMarin return policy applicable to Quality King Distributors, Inc. and (ii) in the event that Alliant sells more than 1500 bottles of Orapred Liquid to Cardinal Health Care, or any successor or affiliate entity (collectively “Cardinal”), Alliant shall have sole responsibility for all further returns from Cardinal. BioMarin will reimburse Alliant for the Cost of Goods incurred by Alliant related to any product swaps for returns from Quality King Distributors. All reimbursements to be made by BioMarin under this Section 4.9 will be made within thirty (30) calendar days following Alliant’s written request for reimbursement and provided that such request includes the documentation supporting the lot number of the returned product and the Cost of Goods incurred by Alliant as a result of those returns. Alliant agrees that it will not increase or decrease the Wholesale Acquisition Cost for Orapred in the 15mg/5ml concentration or otherwise take any action that would increase the amount payable per bottle by BioMarin upon the return of Orapred.

4.10 Hi-Tech. Subject to receiving Hi-Tech’s consent, BioMarin will assign to Alliant all of BioMarin’s right, title, and interest in and to the Hi-Tech License and Supply Agreement, and Alliant will assume all of the obligations of BioMarin under the Hi-Tech License and Supply Agreement, to the extent such obligations arise after the effective date of the assignment of the Hi-Tech License and Supply Agreement to Alliant. After the assignment of the Hi-Tech License and Supply Agreement, Alliant will pay BioMarin the royalties required under Section 6.3 for each Orapred Product sold or otherwise disposed of by Hi-Tech pursuant to the Hi-Tech License and Supply Agreement.

5. TRADEMARK USE RESTRICTIONS.

5.1 Trademark Use and Quality Control. During the License Term, Alliant agrees and acknowledges that: (a) neither Alliant nor its Permitted Sublicensees shall have any interest, right, or title in the Licensed Trademarks other than the Sublicense; (b) neither Alliant nor its Permitted Sublicensees shall obtain any rights in or to the Licensed Trademarks through Alliant’s or its Permitted Sublicensees’ use in connection with the Licensed Products; (c) BioMarin or its licensor (as applicable) is and will continue to be the sole and exclusive owner of all right, title and interest in and to each Licensed Trademarks in any form or embodiment thereof; (d) all goodwill associated with or attached to the Licensed Trademarks arising out of the use thereof by Alliant and its Permitted Sublicensees shall inure to the benefit of BioMarin or its licensor (as applicable); and (e) the quality of the goods provided by Alliant and its Permitted Sublicensees under the Licensed Trademarks shall conform to applicable Laws, including FDA standards for the applicable goods and shall be subject to a once a year independent third party inspection, upon reasonable notice to Alliant, of such goods upon which Licensed Trademarks appear. During the License Term, Alliant shall furnish at its expense samples of packaging materials and other materials bearing the Licensed Trademarks for inspection and analysis as BioMarin may reasonably request.

5.2 Cima Trademarks. Alliant shall include the applicable Cima Trademarks on the packaging of Orapred Products and, at Alliant’s sole discretion, in marketing and promotional materials. Alliant will use the Cima Trademarks in labeling of Orapred Products as requested in writing by BioMarin or Cima, in a frequency, size, format, and location as reasonably requested by Cima or BioMarin and as reasonably agreed to by Alliant, prior to the required time for Alliant’s submission of artwork as set forth in the Cima Supply. Alliant may use Cima

Trademarks in promoting, marketing, and selling of Orapred Products in accordance with this Section; provided, however, that the particular formulation of any reference to Cima Trademarks in any promotional material shall be subject to Cima’s or BioMarin’s review and consent; and provided, further, that once the formulation of any such reference has been reviewed and consented to by Cima, any subsequent reference to Cima Trademarks using such formulation shall not be subject to the further review or consent of Cima. Alliant shall use commercially reasonable efforts to conform to trademark usage policies and procedures provided by Cima.

5.3 No Contest. During the License Term, Alliant agrees that neither Alliant nor its Permitted Sublicensees will: (a) contest, oppose or challenge, or assist any party in contesting, opposing or challenging, BioMarin’s or its licensor’s ownership of the applicable Licensed Trademarks or the distinctiveness or validity of the applicable Licensed Trademarks; (b) at any time do or suffer to be done any act or thing that will in any way impair BioMarin’s or its licensor’s ownership of or rights in and to the applicable Licensed Trademarks or any registration thereof; (c) register or attempt to register any applicable Licensed Trademark in any jurisdiction; or (d) oppose registration of any applicable Licensed Trademark by BioMarin or its Affiliate or licensor, alone or with other words or designs, in any jurisdiction. Upon the reasonable request of BioMarin or its licensor, Alliant shall give BioMarin or its Affiliates or licensor or an authorized representative thereof all necessary information as to the use of the applicable Licensed Trademarks pursuant to this Agreement which BioMarin or its Affiliates or licensor may reasonably require and will render any assistance reasonably required by BioMarin or its Affiliates or licensor in maintaining the registrations of the applicable Licensed Trademarks.

5.4 Use of the Licensed Trademarks. Alliant agrees to comply in all material respects with all applicable Laws pertaining to the proper use and designation of the Licensed Trademarks. Additionally, during the License Term, Alliant shall use commercially reasonable efforts to:

(a) use the Licensed Trademarks upon or in relation to the Licensed Products only in such manner that the distinctiveness, reputation, and validity of the Licensed Trademarks shall not be impaired. Without prejudice to the generality of the foregoing, Licensee shall ensure in particular that each Licensed Trademark is accompanied by words accurately describing the nature of the goods or services to which it relates, and ensure that each Licensed Trademark is displayed in accordance with the trademark usage guidelines of BioMarin or its Affiliate or licensor, provided to Alliant from time to time by BioMarin;

(b) display the proper form of trademark and service mark notice associated with the Licensed Trademarks; and

(c) neither use nor display any of the Licensed Trademarks in such relation to any other mark or trademarks owned by any third party or Licensee or its Affiliates as to suggest that the multiple Trademarks constitute a single or composite trademark, service mark, or are under the same proprietorship.

5.5 Maintaining Registrations. Alliant shall reimburse BioMarin or its Affiliate or licensor for all expenses incurred by BioMarin or its Affiliate or licensor, during the License

Term, in connection with maintenance of those BioMarin Licensed Trademarks which are already registered as of the Effective Date in North America, including, but not limited to, filing all necessary maintenance and use documents, applying for renewal, and payment of any required periodic taxes or fees due in connection with such registrations. At any time during the License Term, Licensee shall execute any documents as shall be reasonably required by BioMarin or its Affiliate or licensor to confirm BioMarin’s or its Affiliate’s or licensor’s ownership of the BioMarin Licensed Trademarks or to otherwise give effect to the provisions of this Section 5.

5.6 Enforcement of Licensed Trademarks.

(a) During the License Term, if either Party or its Affiliates becomes aware of actual or threatened infringement of any BioMarin Licensed Trademark or of a mark or name confusingly similar to any BioMarin Licensed Trademark, including without limitation by publication of a mark for opposition, such Party or its Affiliates or Permitted Sublicensees shall promptly so notify the other Party in writing. BioMarin or its Affiliates shall have the first right, but not the obligation, to enforce such BioMarin Licensed Trademarks, including the right to bring opposition, infringement or unfair competition actions involving a BioMarin Licensed Mark in North America at BioMarin’s expense, provided that Alliant shall have the right to participate in such actions at Alliant’s expense if such actions occur after the Acquisition Date. If Alliant participates in any such action, BioMarin or its Affiliates shall have sole control of the conduct of any such action which it brings, provided that Alliant shall have the right to provide ongoing comments and advice regarding its position in such action, which comments shall be considered in good faith by BioMarin. Alliant and its Permitted Sublicensees shall, at the request and expense of BioMarin or its Affiliates, cooperate and provide reasonable assistance in any action described in this Section and, if required by law, join such action. Any recovery or compensation resulting from such proceeding, including without limitation non-monetary rights, shall belong entirely to BioMarin or its Affiliates.

(b) During the License Term after the Acquisition Date, if (i) BioMarin or its Affiliates fail to take action against such threatened or actual infringement within a reasonable period of no longer than ninety (90) calendar days from the date of receipt of the written notice described in Section 5.6(a), or (ii) within such period of time, and no later than five (5) Business Days prior to the applicable deadline, BioMarin or its Affiliates has not provided a commercially reasonable position for failing to take such action, Alliant may thereafter take such action as it deems necessary to enforce its rights in and to the BioMarin Licensed Trademark, including, without limitation, the right, but not the obligation, to bring, at its own expense, an infringement action or file any other appropriate action or claim related to infringement of the BioMarin Licensed Trademark against any third party. BioMarin shall, at the request and expense of Alliant, cooperate and provide reasonable assistance in any action described in this Section and, if required by law, join such action. In such events, the expenses for enforcement will be borne by Alliant, and any recovery or compensation resulting from such proceeding, including without limitation non-monetary rights, shall belong entirely to Alliant. Alliant shall not settle or accept any settlement from any third party without the prior written consent of BioMarin or its licensor, which consent shall not be unreasonably withheld or delayed.

5.7 Third Party Trademark Litigation.

(a) During the License Term, in the event of the initiation of any suit by a third party against BioMarin or Alliant for trademark infringement involving the manufacture, use, sale, promotion or marketing of the Licensed Products in North America, the Party sued shall promptly notify the other Party in writing, and Alliant shall have the right to defend such suit at its expense and Alliant shall provide BioMarin with notice of its intent to defend or not defend such suit, provided that BioMarin shall have the right to participate in such action at BioMarin’s expense. If BioMarin participates in such action, Alliant shall have sole control of the conduct of any such action, provided that BioMarin shall have the right to provide ongoing comments and advice regarding its position in such action, which comments shall be considered in good faith by Alliant. BioMarin shall, at the request and expense of Alliant, cooperate and provide reasonable assistance in any action described in this Section and, if required by law, join such action. Alliant shall not settle or accept any settlement from any third party without the prior written consent of BioMarin, which consent shall not be unreasonably withheld or delayed. However, to the extent any suit is asserted against Ascent for trademark infringement involving the manufacture, use, sale, promotion or marketing of the Licensed Products in North America, BioMarin shall have the right to defend such suit at its expense pursuant to the terms and conditions of Ascent License, unless Ascent consents to Alliant defending such suit pursuant to this Section 5.7(a).

(b) During the License Term, if (i) Alliant fails to defend such suit within a reasonable period of no longer than thirty (30) calendar days from the date of receipt of written notice regarding the suit, or no later than five (5) Business Days prior to the applicable deadline, and (ii) within such period of time, Alliant has not provided a commercially reasonable argument for failing to defend such suit, BioMarin may thereafter take such action as it deems necessary to defend its rights in the Licensed Trademark. Alliant shall, at the request and expense of BioMarin, cooperate and provide reasonable assistance in any action described in this Section and, if required by law, join such action. In such events, the expenses for defense will be borne by BioMarin. BioMarin shall not settle or accept any settlement from any third party without the prior written consent of Alliant, which consent shall not be unreasonably withheld or delayed. If Alliant fails to defend such suit filed against Ascent, Ascent shall have the right to defend such suit pursuant to the terms and conditions of the Ascent License.

6. CONSIDERATION

6.1 Upfront License Payment. On the Effective Date, as partial consideration for the grant of the Sublicense, Alliant shall pay to BioMarin Two Million Five Hundred Thousand Dollars ($2,500,000). Once paid, this amount is non-refundable and may not be credited against any amounts payable by Alliant under this Agreement.

6.2 Milestone Payments.

(a) As partial consideration for the grant of the Sublicense, within five (5) days after the achievement of each applicable event, Alliant shall pay to BioMarin the following amounts (the “Milestone Fees”):

Event	Milestone Fee
Regulatory Approval of Orapred ODT by FDA	$7,500,000
Commercial Launch of Orapred ODT	$4,000,000
One (1) year after the Approval of Orapred ODT by FDA	$4,000,000

(b) Alliant recognizes that One Million Six Hundred Thousand Dollars ($1,600,000) of the Milestone Fee for Regulatory Approval of Orapred ODT by FDA and One Million Six Hundred Thousand Dollars ($1,600,000) of the Milestone Fee for Commercial Launch of Orapred ODT are amounts BioMarin is required to pay to Cima under the Cima License. BioMarin shall provide Alliant with proof of payment of such amounts promptly, and in any event, subject to payment of the amounts due to BioMarin from Alliant under this subsection, no later than the date such payments are due to Cima. Once paid, the Milestone Fees are non-refundable and may not be creditied against any amounts payable by Alliant under the Cima License

6.3 Royalties

(a) For all Orapred ODT, including any generic versions thereof, sold or otherwise disposed of by Alliant or its Permitted Sublicensees during the License Term, Alliant shall pay to BioMarin twenty-five percent (25%) of Net Sales of Orapred ODT for the first three (3) years after the Commercial Launch of Orapred ODT and thirty percent (30%) of Net Sales of Orapred ODT thereafter; provided that, if a third party sells or offers for sale a Generic Product to Orapred ODT, then the royalty rate for Orapred ODT, not including the generic versions thereof, sold or otherwise disposed of by Alliant or its Permitted Sublicensees will be reduced to twenty-five percent (25%) and the royalty rate for the generic version of Orapred ODT sold or otherwise disposed of by Alliant or its Permitted Sublicensees will be reduced to ten percent (10%).

(b) For each Orapred (New Strength) and Orapred RT (New Strength), including any generic versions thereof, sold or otherwise disposed of by Alliant or its Permitted Sublicensees during the License Term, Alliant shall pay to BioMarin twenty-five percent (25%) of Net Sales of each Orapred (New Strength) or Orapred RT (New Strength), as applicable, for the first three (3) years after the Commercial Launch of each such respective product, and thirty percent (30%) of Net Sales of each such respective product thereafter; provided that, if a third party sells or offers Generic Product to any such Orapred (New Strength) or Orapred RT (New Strength), then the royalty rate for that respective Orapred (New Strength) or Orapred RT (New Strength) sold or otherwise disposed of by Alliant or its Permitted Sublicensees will be reduced to ten percent (10%).

(c) For all Orapred ODT sold or otherwise disposed of by Alliant or its Permitted Sublicensees from the Effective Date through the Assignment, Alliant shall pay to Cima the following additional royalties under the existing Cima License:

Annual Net Sales of Orapred ODT	Royalty
$0 million to $10 million	5.5% of Net Sales of Orapred ODT
Over $10 million to $50 million	6.5% of Net Sales of Orapred ODT
Over $50 million	7.5% of Net Sales of Orapred ODT

For example, in addition to the royalties payable under Section 6.3(a), if annual Net Sales of Orapred ODT in a given calendar year are $55 million, Alliant will pay Cima 5.5% on the first $10 million, 6.5% on the next $40 million, and 7.5% on the remaining $5 million. BioMarin shall provide Alliant with proof of payment of such royalties to Cima promptly and in any event, subject to payment of the amounts due to BioMarin from Alliant under this subsection, no later than the date such royalties are due to Cima. After the Assignment, Alliant shall be directly responsible for the royalties due to Cima.

(d) For all Orapred (15mg/5ml), other than institutional packs, and Orapred RT (15 mg/5ml) sold or otherwise disposed of by Alliant or its Permitted Sublicensees during the License Term, Alliant shall pay to BioMarin ten percent (10%) of Net Sales of such product.

(e) For all Orapred institutional packs sold or otherwise disposed of by Alliant or its Permitted Sublicensees during the License Term, Alliant shall pay to BioMarin twenty percent (20%) of Net Sales of such product.

(f) For all Licensed Products, other than Orapred Products, that are distributed under the trademark “Orapred,” sold or otherwise disposed of by Alliant or its Permitted Sublicensees during the License Term, Alliant shall pay to BioMarin, on a product-by product basis, three percent (3%) of Net Sales related to such Licensed Products for a period of seven (7) years following the commercial launch of each such product.

(g) For all Licensed Products, other than Orapred Products, that would, but for the license granted hereunder, infringe on a valid claim of a Licensed Patent (provided that for purposes of calculating royalties hereunder, after the Assignment, the royalty shall be determined as if the Assignment had not occurred and the Sublicense was continuing), sold or otherwise disposed of by Alliant or its Permitted Sublicensees during the License Term, Alliant shall pay to BioMarin, on a product-by product basis, three percent (3%) of Net Sales related to such Licensed Products for a period of seven (7) years following the Commercial Launch of each such Licensed Product.

(h) Until the Assignment, royalties (other than those payable directly to pursuant to Section 6.3(c), which will be paid to BioMarin) will be paid into escrow pursuant to the Escrow Agreement. After the Assignment, all royalties, other than pursuant to Section 6.3(c), will be paid to BioMarin.

6.4 Payment Schedule. Royalties shall be payable on a quarterly basis, within forty (40) days after the end of each calendar quarter, based upon the Net Sales of all Licensed Products by Alliant and its Permitted Sublicensees during such calendar quarter. In the event that BioMarin has committed a payment default under the Ascent License, Alliant may elect, but is not required to pay the amounts due by BioMarin under the Ascent License and, to the extent that such payments are made, such payments will be deemed to be payments made to BioMarin in full or partial satisfaction of the royalty payments required under Section 6.3.

6.5 Royalty Report. Alliant shall provide to BioMarin a non-binding royalty estimate, within five (5) days after the close of each calendar quarter. Alliant will provide to BioMarin, at the same time as each royalty payment is made, a written report showing: (a) the gross sales of Licensed Products by Alliant and its Permitted Sublicensees during the reporting period and the calculation of the Net Sales from such gross sales; (b) the calculation of the royalty due and payable for the reporting period; (c) the launch date(s) of the Licensed Products in any country(ies) in North America during the reporting period; (d) the exchange rates used in determining the amount of royalty payment hereunder; and (e) any other information reasonably requested by BioMarin to verify the accuracy of the royalty payments hereunder and to comply with the reporting requirements under the Ascent License and the Cima License. In addition, for so long as BioMarin is required to provide the report required by Section 2.3(b) of the Ascent License, on or before December 5 in each calendar year, Alliant will provide to BioMarin a royalty report containing the information referenced above with respect to the twelve month period beginning on December 1 of the previous year and ending on November 30 of then-current year.

6.6 Records. Alliant shall keep, or cause to be kept, full, complete, and proper records and accounts of all Net Sales of the Licensed Products by Alliant and its Permitted Sublicensees in sufficient detail to enable BioMarin to verify the accuracy of the royalties payable hereunder for a period of three (3) years after the calendar quarter to which the records apply.

6.7 Audit. BioMarin, BioMarin’s Affiliates, Ascent, and Cima shall have the right, at their expense, to appoint an independent certified public accounting firm to audit the books and records of Alliant and its Permitted Sublicensees which are relevant or necessary to verify the royalties payable pursuant to this Agreement; provided, however, that if the audit discloses that BioMarin was underpaid royalties payable under Section 6.3(a), 6.3(b) 6.3(d), 6.3(e), 6.3(f), or 6.3(g) by at least five percent (5%) or Cima was underpaid royalties payable under Section 6.3(b) by at least five percent (5%) for any calendar year, then Alliant shall reimburse to the auditing entity any documented and reasonable costs of such audit and promptly pay to BioMarin an amount equal to the additional royalties to which BioMarin or Cima is entitled as disclosed by the audit, including the late payment charge under Section 6.9. BioMarin, BioMarin’s Affiliate, and/or Cima may exercise its right of audit no more frequently than once in any calendar year, unless Alliant has failed to timely pay any amount payable under this Agreement or there is a dispute with regard to the royalty reports. Any such audit may be conducted upon at least ten (10) days advance notice to Alliant, during normal business hours and in a manner that does not interfere unreasonably with the business of Alliant.

6.8 Cost of Transferred Inventory. On the Effective Date, as consideration for the transfer of the Transferred Inventory by BioMarin to Alliant, Alliant shall pay to BioMarin seven hundred and fifty thousand dollars ($750,000). Additionally, thirty days after Commercial Launch of Orapred ODT, Alliant shall pay BioMarin an additional nine hundred eighty five thousand ($985,000), based on the cost of acquisition, testing and initial processing of prednisolone sodium phosphate held at Cima’s facility for use in the production of Orapred ODT included with the Transferred Inventory.

6.9 Late Payment. If Alliant fails to timely make any payment due to BioMarin under this Agreement, then interest shall accrue on any unpaid amount on a daily basis at the lesser of: (a) an annual rate equal to two percent (2%) above the prime rate, as quoted by The Wall Street Journal, western edition on the date that such payment was due; and (b) the maximum rate permitted by applicable law.

6.10 Form of Payment; Currency. All monies due to BioMarin hereunder shall be paid by wire transfer in immediately available funds or other method designated from time to time by BioMarin, in United States Dollars to BioMarin in Novato, California, United States of America. For purposes of calculating royalties due under this Agreement, Alliant will convert all sales of Licensed Products under this agreement to United States currency based on the rate of exchange, as quoted by The Wall Street Journal, western edition, on the last Business Day of the month in which the respective sale occurred.

6.11 Tax. BioMarin will be responsible for and will indemnify and hold Alliant harmless from payment of all taxes (including taxes based on BioMarin’s net income, gross receipts, or unified business taxes), fees, duties, and other governmental charges, and any related penalties and interest, arising from the payment of fees and royalties to BioMarin under this Agreement.

7. INTELLECTUAL PROPERTY AND IMPROVEMENTS

7.1 IP Ownership. Alliant acknowledges that BioMarin and its licensors own all Licensed Assets including all intellectual property rights therein. To the extent any Improvements are made by or for BioMarin, BioMarin shall own all rights, title, and interest in and to such Improvements.

7.2 Improvements by Alliant. To the extent any Improvements are made by or for Alliant or its Permitted Sublicensees (collectively, “Alliant Improvements”), BioMarin or its licensor shall own all rights, title, and interest in the Alliant Improvements. Alliant hereby irrevocably and unconditionally grants, conveys, assigns, and transfers to BioMarin or its licensor, as requested by BioMarin, any and all rights and interest Alliant may have in the Alliant Improvements, including all intellectual property rights therein. To the extent any Patent for Alliant Improvements is filed with the United States Patent and Trademark Office or other Governmental Body, such Patent shall be filed in the name of BioMarin or its licensor (at BioMarin’s request); provided, however, that such Alliant Improvements shall be included in the Licensed Technology or Licensed Development Technology, as applicable, without additional charge to Alliant. Alliant shall disclose such Alliant Improvements to BioMarin pursuant to Section 7.3 below.

7.3 Disclosure. During the License Term, Alliant shall promptly disclose to BioMarin any Alliant Improvements. Regarding each such Improvement, Alliant shall:

(a) advise BioMarin within sixty (60) days of Alliant’s receipt from an employee or third party of an invention disclosure for such Improvement;

(b) permit BioMarin’s employees or agents to make such inspections of such Improvement, at reasonable times and at BioMarin’s expense;

(c) have Alliant’s employees or agents experienced in technical data relating to such Improvement impart to the employees or agents of BioMarin information relative to such Improvement;

(d) furnish BioMarin with copies of drawings, schematics and other available technical data relative to the raw materials and equipment developed for or found suitable for use in such Improvement; and

(e) furnish BioMarin with copies of papers, documents and correspondence filed in or received from, the United States Patent and Trademark Office or other Governmental Body pertaining to those Patents or regulatory approvals that cover any aspect of such Improvement.

8. CONFIDENTIALITY

8.1 Confidential Information. During the term of this Agreement, each Party (the “Receiving Party”) may be provided with, have access to, or otherwise learn confidential and/or proprietary information of the other Party or its licensors (the “Disclosing Party”) (including certain information and materials concerning the business, finance, plans, customers, technology, personnel and products of the Disclosing Party) that is of substantial value to the Disclosing Party, which is identified as confidential at the time of disclosure or which should reasonably be considered, under the circumstances of its disclosure, to be confidential to the Disclosing Party (“Confidential Information”). Alliant will treat all Licensed Assets as Confidential Information of BioMarin.

8.2 Confidentiality Obligations. All Confidential Information remains the property of the Disclosing Party. The Receiving Party may disclose the Confidential Information of the Disclosing Party only to its officers and employees who need to know the Confidential Information for purposes of performing under this Agreement and who are bound by the Receiving Party’s written confidentiality agreements with terms no less restrictive than those provided herein. The Receiving Party shall be responsible for any improper use or disclosure of Confidential Information by the Receiving Party’s officers or employees. The Receiving Party will hold the Confidential Information in strict confidence, will not use the Confidential Information without the Disclosing Party’s prior written consent except in performance under this Agreement, and will not disclose to the Confidential Information to any third party, except as permitted under this Section. The Receiving Party will take measures to maintain the confidentiality of the Confidential Information equivalent to those measures the Receiving Party uses to maintain the confidentiality of its own confidential information of like importance but in no event less than reasonable measures. The Receiving Party will give immediate notice to the Disclosing Party of any unauthorized use or disclosure of the Confidential Information that comes to the attention of the Receiving Party’s senior management and agrees to assist the Disclosing Party in remedying such unauthorized use or disclosure. Under no circumstance may Alliant or its Permitted Sublicensees disclose any Confidential Information which originated from Cima to a Cima Competitor, as defined in the Cima License.

8.3 Exceptions. The confidentiality obligations do not extend to Confidential Information which: (a) becomes part of the public domain without the fault of the Receiving Party; (b) is rightfully obtained by the Receiving Party from a third party with the right to transfer such information without obligation of confidentiality; (c) is independently developed by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information, as evidenced by written records; or (d) was lawfully in the possession of the Receiving Party at the time of disclosure, without restriction on disclosure, as evidenced by written records. In addition, the Receiving Party may disclose Confidential Information of the Disclosing Party as may be required by law, a court order, or a governmental agency with jurisdiction, provided that before making such a disclosure the Receiving Party first notifies the

Disclosing Party promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure, including seeking a protective order or other appropriate remedy. The Receiving Party shall furnish only that portion of the Confidential Information, as the case may be that is legally required to be disclosed. Any specific Confidential Information shall not be deemed to be available to the public or in the prior possession of the Receiving Party merely because it is embodied in more general information available to the public or in the Receiving Party’s prior possession. Any combination of known information shall be within any of the foregoing exclusions only if the combination as such is within such exclusion. Any information shown to fall within any of the foregoing exception shall not be identified by the Receiving Party as information, which was received from, is used by, or considered proprietary by the Disclosing Party.

8.4 Return of Confidential Information. Upon termination of this Agreement, the Receiving Party will return to the Disclosing Party all tangible copies of Confidential Information of the Disclosing Party in the Receiving Party’s possession or control and will erase from its computer systems all electronic copies thereof, with the sole exception that the Receiving Party may retain a single archival copy of the Confidential Information for purposes only of compliance with government regulations or with the terms of this Agreement.

9. PURCHASE OF ORAPRED PRODUCTS

9.1 Orapred ODT. Alliant agrees to purchase exclusively from Cima all of Alliant’s and its Permitted Sublicensees’ requirements for Orapred ODT for its subsequent use, sale, lease, transfer, or other disposition by Alliant or its Permitted Sublicensees pursuant to the terms and conditions of the Cima Supply Agreement. Alliant will not, and will cause its Permitted Sublicensees not to, enter into any other agreement(s) with any other supplier/manufacturer for the supply and manufacture of Orapred ODT during the term of the Cima Supply Agreement, except as otherwise provided in the Cima Supply Agreement.

9.2 Orapred Liquid. Alliant agrees to purchase Orapred Liquids in amounts no less than eighty percent (80%) of the requirements of Alliant and its Permitted Sublicensees for 8 oz. Trade Pack and one hundred percent (100%) of the requirements of Alliant and its Permitted Sublicensees for  3/4 oz. Sample pack for resale in the United States of America and the Commonwealth of Puerto Rico pursuant to the terms and conditions of the Lyne Supply Agreement. Alliant and its Permitted Sublicensees may purchase Orapred Liquids for resale within North America outside the United States of America and the Commonwealth of Puerto Rico, pursuant to the terms and conditions of the Lyne Supply Agreement.

9.3 Compliance with Supply Agreements. Alliant agrees to comply with the terms and conditions of the Cima Supply Agreement and the Lyne Supply Agreement and to assume all obligations arising after the Effective Date of this Agreement of BioMarin provided in the Cima Supply Agreement that are applicable to Alliant’s purchase of Orapred ODT from Cima for distribution within North America and to assume all obligations arising after the Effective Date of this Agreement of BioMarin provided in the Lyne Supply Agreement that are applicable to Alliant’s purchase of Orapred Liquids for distribution within North America.

9.4 Interim Supply Agreement. BioMarin will use commercially reasonable efforts to obtain, as soon as practicable, the consent of Cima to assign the obligations under the Cima Supply Agreement as related to the production of Orapred ODT for distribution within North America. Until such consent is obtained, BioMarin and Alliant shall be deemed to have entered into a new supply agreement for the production of Orapred ODT for distribution in North America on the same terms and conditions as the Cima Supply Agreement, whereby BioMarin shall have all of Cima’s rights and obligations under the Cima Supply Agreement and Alliant shall have all of BioMarin’s rights and obligations under the Cima Supply Agreement, except that: (i) all time periods as contained in the Cima Supply Agreement for Cima to act shall be extended by the lesser of (x) three (3) business days or (y) one-half of the time allowed under the Cima Supply Agreement, rounded down to a full business day, and all periods for BioMarin to act shall be reduced by lesser of (x) three (3) business days or (y) one-half of the time allowed under the Cima Supply Agreement, rounded down to a full business day; (ii) BioMarin’s obligations under the deemed agreement shall be contingent on Cima’s performance under the Cima Supply Agreement; (iii) BioMarin cannot guarantee Alliant access to Cima’s facility, but will continue to use commercially reasonable efforts to provide Alliant with all such access; and (iv) the deemed agreement shall include any other appropriate changes to the Cima Supply Agreement based on the premise that BioMarin is intending to pass through its rights to the Cima Supply Agreement to the extent possible without it being deemed to be an assignment of BioMarin’s obligations under the Cima Supply Agreement.

10. REPRESENTATIONS AND WARRANTIES AND COVENANTS

10.1 Representations and Warranties By BioMarin. BioMarin represents and warrants that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

(b) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated hereby, and all corporate acts and other proceedings required to be taken to authorize such execution, delivery, performance and consummation have been duly and properly taken and obtained;

(c) this Agreement has been duly executed and delivered by BioMarin and constitutes the legal, valid and binding obligations of BioMarin enforceable against BioMarin in accordance with its terms;

(d) no approval, authorization, consent or other order or action of or filing with any Governmental Body is required for the execution and delivery by BioMarin of this Agreement, the performance by BioMarin of its obligations hereunder or the consummation by BioMarin of the transactions contemplated hereby (other than Regulatory Approvals as contemplated hereby);

(e) none of the execution, delivery or performance of this Agreement by BioMarin conflicts with any agreement, instrument or understanding to which it is a party or by which it is bound;

(f) subject to the Hi-Tech License and the Supply Agreement, it has the right to grant the Sublicense granted to Alliant hereunder;

(g) as of the Effective Date, it is not aware of any Patents of a third party that is infringed by the manufacture, use, sale or importation of Orapred Products within North America;

(h) it has not been debarred and is not subject to debarment and will not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who has been debarred pursuant to section 306 of the FDCA, 21 U.S.C. 335a, or who is the subject of a conviction described in such section or who undergoes any analogous proceeding under foreign law;

(i) all of the Transferred Inventory shall be in good, usable, and merchantable condition, shall substantially meet its applicable product specifications, and shall have been manufactured in compliance with all applicable Laws including current Good Manufacturing Practices; and

10.2 Covenants by BioMarin.

(a) BioMarin covenants that during the term of this Agreement, it will maintain the Ascent License and the Cima License, and shall not do anything to cause a default by BioMarin under such agreements or to terminate such agreements. In addition to and not in limitation of any rights Alliant may have under this Agreement, the Escrow Agreement, or elsewhere, in the event that BioMarin fails to pay one or more payments due to Ascent or Cima under the respective license, Alliant shall have the right (1) to make such payment on BioMarin’s behalf and, upon written notice provided by Alliant to BioMarin, BioMarin shall reimburse Alliant for the payment within ten days of receipt of the notice of payment; and (2) to require that BioMarin escrow an amount equal to the next four payments to be due under the respective license (or, if payments are determined based on revenues, an amount equal to the previous four payments made by BioMarin under the license agreement), with such escrow to be released to BioMarin upon proof of BioMarin’s timely payment of the next four license fee payments, or to Ascent or Cima, as the case may be, for payment of the license fees as they come due.

(b) BioMarin further covenants that it will exercise the option to purchase the shares of capital stock of Ascent pursuant to the Ascent Securities Purchase Agreement, pursuant to the terms and conditions of such agreement and it will name Alliant as an additional recipient of notices of any notice to BioMarin under the Ascent License, Cima License and the Ascent Securities Purchase Agreement.

10.3 By Alliant. Alliant represent and warrants that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of Georgia;

(b) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated hereby,

and all corporate acts and other proceedings required to be taken to authorize such execution, delivery, performance and consummation have been duly and properly taken and obtained;

(c) this Agreement has been duly executed and delivered by Alliant and constitutes the legal, valid and binding obligations of Alliant enforceable against Alliant in accordance with its terms;

(d) no approval, authorization, consent or other order or action of or filing with any Governmental Body is required for the execution and delivery by Alliant of this Agreement, the performance by Alliant of its obligations hereunder or the consummation by Alliant of the transactions contemplated hereby (other than Regulatory Approvals as contemplated hereby);

(e) none of the execution, delivery or performance of this Agreement by Alliant conflicts with any agreement, instrument or understanding to which it is a party or by which it is bound; and

(f) it has not been debarred and is not subject to debarment and will not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who has been debarred pursuant to section 306 of the FDCA, 21 U.S.C. 335a, or who is the subject of a conviction described in such section or who undergoes any analogous proceeding under foreign law.

10.4 Covenant by Alliant. Alliant covenants that during the License Term it will not, directly or indirectly, develop, manufacture, sell or distribute any product that contains prednisolone sodium phosphate, prednisolone, or any salt or base thereof, other than an Orapred Product.

10.5 General Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND EXTENDS ANY WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED ASSETS OR LICENSED PRODUCTS INCLUDING, BUT NOT LIMITED TO, TITLE, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF LICENSED ASSETS, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11. PATENT PROSECUTION AND INFRINGEMENT

11.1 Patent Prosecution.

(a) Prosecution of Licensed Patents. As between BioMarin and Alliant, BioMarin and its licensors will be responsible for filing, prosecuting, and maintaining all Licensed Patents. Alliant shall bear all reasonable costs and expenses incurred by BioMarin that are related to such filing, prosecution and maintenance of the Licensed Patents that are prosecuted by BioMarin during the term of this Agreement (“BioMarin Prosecuted Patents”). BioMarin shall regularly consult with Alliant and make reasonable efforts to adopt Alliant’s suggestions regarding prosecution tactics and strategy for BioMarin Prosecuted Patents. BioMarin will keep

Alliant advised of the status of the BioMarin Prosecuted Patents and provide Alliant with copies of all material correspondence and filings to and from the patent offices examining such BioMarin Prosecuted Patents, such as office actions, proposed responses and amendments, and notices of allowance. After the Acquisition Date, BioMarin will promptly notify Alliant in writing if BioMarin decides not to continue the prosecution of any pending case or not to maintain any issued patent included in the BioMarin Prosecuted Patents at least thirty (30) days before the pending case is abandoned or the issued patent is lapsed, and to the extent BioMarin has failed to provide a commercially reasonable position for not taking such action, Alliant may request that BioMarin grant Alliant the right to take over the prosecution of the pending case or the maintenance of the issued patent, which request BioMarin will not unreasonably deny. If the request is granted, BioMarin will designate and appoint Alliant and its duly authorized employees and agents as BioMarin’s agent and attorney-in-fact to prosecute any such pending case or to maintain any such patent under the name of BioMarin and in connection therewith to execute, file, and deliver documents in the name of and on behalf of BioMarin. BioMarin will assist and fully cooperate with Alliant, at Alliant’s request and expense, in prosecuting any such pending case which BioMarin has decided not to continue prosecuting or in maintaining any such patent which BioMarin has decided not to continue maintaining.

(b) Prosecution of Improvements. BioMarin shall have the right to file and prosecute any patent applications which cover an Alliant Improvement and to maintain any patents issued from such patent applications in its name (collectively, “Improvement Patents”). Any Improvement Patents will be automatically licensed to Alliant under Section 2.1. Alliant will execute and/or cause to be delivered to BioMarin and shall take such other actions, as BioMarin may reasonably request, at or after the Effective Date, at BioMarin’s expense, for the purpose of evidencing, prosecuting, obtaining and maintaining all patent rights in and to the Alliant Improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and making inventors and employees available to BioMarin.

(c) Power of Attorney. Alliant each hereby designates and appoints the officers of BioMarin as their agents and attorneys-in-fact, respectively, to act for and on behalf and instead of Alliant to execute and file any documents and to do all other lawfully permitted acts to further the purposes set forth in Section 11.2(b) above with the same legal force and effect as if executed by Alliant, respectively. Alliant further acknowledges and agrees that such power of attorney is a power of attorney coupled with an interest and is irrevocable.

11.2 Infringement of Licensed Patents

(a) During the License Term, if either Party or any of its Affiliates or Permitted Sublicensees becomes aware of any actual or threatened infringement of any Licensed Patents based on the manufacture, sale, offer for sale, or importation of a Licensed Product by a third party in North America or any claim that a Licensed Patent is invalid or unenforceable, such Party or its Affiliates or Permitted Sublicensees shall promptly notify the other Party in writing. In addition, if Alliant or any of its Affiliates or Permitted Sublicensees becomes aware of any actual or threatened infringement of any Licensed Technology or the Licensed Development Technology, Alliant or its Permitted Sublicensees (as applicable) shall promptly notify BioMarin and Ascent in writing as required by the Ascent License.

(b) BioMarin or its licensor or Affiliate (as applicable) shall have the first right, but not the obligation, to initiate and conduct legal proceedings to enforce or defend the Licensed Patents; provided, however, that if the proceeding takes place after the Acquisition Date and involves Licensed Patents (other than those licensed by Cima to BioMarin under the Cima License) (collectively, “BioMarin Enforced Patents”), Alliant shall have the right to participate in any such action involving BioMarin Enforced Patents at its expense. If Alliant participates in any such action, BioMarin or its Affiliate shall have sole control of the conduct of any such action which it brings, provided that Alliant shall have the right to provide ongoing comments and advice regarding its position in such action, which comments shall be considered in good faith by BioMarin. Alliant and its Permitted Sublicensees shall, at the request and expense of BioMarin or its licensors or Affiliates, cooperate and provide reasonable assistance in any action described involving actual or threatened infringement of any Licensed Patents, Licensed Technology, or Licensed Development Technology referenced in this Section 11.2, and if required by law, join such action. Any recovery or compensation resulting from such proceeding, including without limitation non-monetary rights, shall being entirely to BioMarin or its Affiliates or its licensors (as applicable).

(c) During the License Term after the Acquisition Date, if (i) BioMarin or its Affiliates fail to take action against such threatened or actual infringement of the BioMarin Enforced Patents or to defend the BioMarin Enforced Patents within a reasonable period of no longer than ninety (90) calendar days from the date of receipt of written notice from Alliant with sufficient evidence of infringement, (ii) within such period of time, and no later than five (5) Business Days prior to the applicable deadline, BioMarin or its Affiliates has not provided a commercially reasonable position for failing to take such action, and (iii) Alliant may request that BioMarin grant Alliant the right to enforce the BioMarin Enforced Patent, which request will not be unreasonably denied, and if the request is granted, Alliant may thereafter take such action as it deems necessary to enforce its rights in and to the BioMarin Enforced Patent, including, without limitation, the right, but not the obligation, to bring, at its own expense, an infringement action or file any other appropriate action or claim related to infringement of the BioMarin Enforced Patent against any third party. BioMarin shall, at the request and expense of Alliant, cooperate and provide reasonable assistance in any action described in this Section and, if required by law, join such action. In such events, the expenses for enforcement will be borne by Alliant, and any recovery or compensation resulting from such proceeding, including without limitation non-monetary rights, shall belong entirely to Alliant, provided that such third party infringer will be treated as a Permitted Sublicensee solely for purposes of calculating the amount payable to BioMarin and Alliant will pay BioMarin the Sublicense Revenue and the royalties based on the amount recovered from such third party, net of the expenses of enforcement borne by Alliant . Alliant shall not settle or accept any settlement from any third party without the prior written consent of BioMarin, which consent shall not be unreasonably withheld or delayed.

11.3 Infringement of Third Party IP

(a) During the License Term, in the event of the initiation of any suit by a third party against Alliant that a Licensed Product or the manufacture, use, sale, or importation of a Licensed Product in North America infringes such third party’s intellectual property rights, Alliant shall promptly notify BioMarin in writing, and Alliant shall have the right to defend such suit at its expense and Alliant shall provide BioMarin with notice of its intent to defend or not defend such suit, provided that BioMarin shall have the right to participate in such action at BioMarin’s expense. If BioMarin participates in such action, Alliant shall have sole control of the conduct of any such action, provided that BioMarin shall have the right to provide ongoing comments and advice regarding its position in such action, which comments shall be considered in good faith by Alliant. BioMarin shall, at the request and expense of Alliant, cooperate and provide reasonable assistance in any action described in this Section and, if required by law, join such action. Alliant shall not settle or accept any settlement from any third party without the prior written consent of BioMarin, which consent shall not be unreasonably withheld or delayed.

(b) During the License Term, if (i) Alliant fails to defend such suit within a reasonable period of no longer than thirty (30) calendar days from the date of receipt of written notice regarding the suit, or no later than five (5) Business Days prior to the applicable deadline, and (ii) within such period of time, Alliant has not provided a commercially reasonable argument for failing to defend such suit, BioMarin may request that Alliant grant BioMarin the right to take such action as it deems necessary to defend its rights in the Licensed Products, which request will not be unreasonably denied. Alliant shall, at the request and expense of BioMarin, cooperate and provide reasonable assistance in any action described in this Section and, if required by law, join such action. In such events, the expenses for defense will be borne by BioMarin. BioMarin shall not settle or accept any settlement from any third party without the prior written consent of Alliant, which consent shall not be unreasonably withheld or delayed.

11.4 Patent Marking. Alliant agrees to mark with notices of Licensed Patent, and to have so marked by its Permitted Sublicensees, each marketed Licensed Product and all related packaging, advertising and promotional materials, in accordance with the laws of each country in North America relating to the marketing of patented articles. Subject to any applicable Laws and the availability of sufficient space on the applicable material, Alliant shall indicate on such promotional and packaging materials as reasonably requested by BioMarin, that the Licensed Product is distributed under a license from BioMarin.

12. TERM AND TERMINATION

12.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date and, unless sooner terminated as provided in Section 12.3, shall continue for as long as BioMarin has the right to grant the Sublicense to Alliant pursuant to the Ascent License and the Cima License and following the Assignment until fifteen (15) years after the Effective Date.

12.2 Termination and Modification of Certain Provisions Following Assignment. Subject in each case to Alliant’s continuing obligations under the Third Party Agreements, and the provisos noted for each respective section, as applicable, the following provisions of this Agreement shall terminate upon the Assignment: Section 3.2, provided that the record retention obligations and access rights shall survive for a period of five (5) years after the Assignment, Section 4.4, Section 4.5, provided that Alliant shall have full control of all recalls following the Assignment, Section 5.1, Sections 5.3-5.7, Section 7, Section 11, provided that Alliant shall have full and immediate authority to prosecute or defend any infringement action and BioMarin’s right to recover a portion of any monetary recovery shall survive, and Section 15.3

12.3 Termination

(a) Except as set forth in Section 12.3(b), either Party shall have the right to terminate this Agreement, including the Sublicense granted herein, in the event that any material term or condition of this Agreement is breached by the other Party, and such breach is not remedied within a period of thirty (30) calendar days after the non-breaching Party provides written notice of such breach to the breaching Party, provided that if such breach can not reasonably be cured within such thirty (30) day period, the cure period shall be extended for so long as the breaching Party is diligently working to cure the breach.

(b) BioMarin may terminate this Agreement immediately upon notice to Alliant if Alliant fails to timely make any payment due under this Agreement and such failure is not cured within ten (10) Business Days after BioMarin provides written notice of such nonpayment to Alliant.

(c) BioMarin may terminate this Agreement immediately upon notice to Alliant if: (i) Alliant files in any court pursuant to any statute, a petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or for the appointment of a receiver or trustee for Alliant or of its assets; (ii) Alliant is served with an involuntary petition against it, filed in any insolvency or bankruptcy proceeding, and where such petition has not been dismissed within sixty (60) days after the filing thereof; (iii) Alliant makes an assignment for the benefit of creditors; or (iv) Alliant dissolves or ceases to conduct business.

(d) Alliant may terminate this Agreement immediately upon notice to BioMarin if: (i) BioMarin files in any court pursuant to any statute, a petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or for the appointment of a receiver or trustee for BioMarin or of its assets; (ii) BioMarin is served with an involuntary petition against it, filed in any insolvency or bankruptcy proceeding, and where such petition has not been dismissed within sixty (60) days after the filing thereof; (iii) BioMarin makes an assignment for the benefit of creditors; or (iv) BioMarin dissolves or ceases to conduct business.

(e) Alliant may terminate this Agreement at any time without cause by providing BioMarin at least one hundred and eighty (180) days prior written notice; provided that Alliant’s right to terminate this Agreement under this Section 12.3(e) shall terminate upon the Assignment. If Alliant has provided BioMarin with notice of termination under the Section 12.3(e) prior to completing the Assignment, BioMarin shall not be obligated to complete the Assignment.

(f) BioMarin may terminate this Agreement upon notice to Alliant if the Cima License or, before the Acquisition Date, the Ascent License terminates or becomes nonexclusive for any reason, and the termination of this Agreement will become effective on the same day that the Cima License or the Ascent License terminates or becomes non-exclusive (as applicable).

(g) This Agreement may terminate by the mutual written consent of the parties hereto.

12.4 Effects of Termination.

(a) Upon termination or expiration of this Agreement prior to completion of the Assignment, all rights and obligations of BioMarin and Alliant hereunder shall terminate and Alliant shall promptly discontinue the manufacture, marketing, sale and distribution of Licensed Products and any other use or exploitation of the Licensed Assets.

(b) Upon termination of this Agreement prior to the completion of the Assignment for whatever reason:

(i) Alliant shall destroy or return to BioMarin, upon request by BioMarin, all packaging, labels, and promotional materials bearing a Licensed Trademark;

(ii) BioMarin, in its sole discretion, shall have the right to elect to purchase all or any portion of Licensed Products remaining in inventory or ordered by Alliant prior to the effective date of the termination at the carrying cost for such Licensed Products, with the exception that, if the termination is the result of (a) BioMarin’s failure to maintain the Cima License or the Ascent License; (b) BioMarin’s default under this Agreement; (c) the operation of Section 12.2(d); or (d) BioMarin’s failure to acquire the stock of Ascent on or before the Acquisition Date, then BioMarin will, upon request of Alliant, purchase all of the Licensed Products remaining in inventory or ordered by Alliant prior to the effective date of the termination at Alliant’s cost of goods.

(iii) Alliant shall provide to BioMarin all test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, patent and other legal information or descriptions, customer lists and, upon BioMarin’s request, all promotional and marketing materials, in each case, related to the Licensed Products that were conceived, made, developed or otherwise controlled by Alliant or its Affiliates during the term of this Agreement;

(iv) Alliant shall cooperate with BioMarin, which shall be at BioMarin’s expense if the termination is the result of (a) BioMarin’s failure to maintain the Cima License or the Ascent License; (b) BioMarin’s default under this Agreement; (c) the operation of Section 12.2(d); or (d) BioMarin’s failure to acquire the stock of Ascent on or before the Acquisition Date, to transfer all applicable regulatory matters to BioMarin; and

(v) Alliant shall use commercially reasonable efforts to assign to BioMarin, to the extent assignable in whole or in part, as applicable, any agreements of Alliant requested by BioMarin to be assigned to the extent related to the promotion, marketing, manufacture, supply and/or distribution of any of the Licensed Products.

12.5 Accrued Rights. Expiration or termination of this Agreement shall not affect the Parties’ rights and obligations that have accrued as of the expiration or termination date, including the Parties’ obligations with respect to fees and royalties hereunder that have accrued prior to the effectiveness of the expiration or termination. Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law, in equity or otherwise.

12.6 Survival. Sections 1, 3.2, 6.6, 6.7, 6.11, 7.1, 7.2, 8, 10, 11.1(b), 11.1(c), 12.4, 12.5, 13, 14, and 15 and all then-outstanding payment and reimbursement obligations shall survive any termination or expiration of this Agreement.

13. INDEMNIFICATION

13.1 Indemnification by Alliant. Alliant shall indemnify and hold harmless BioMarin Indemnitees, from and against, and will reimburse each such BioMarin Indemnitee with respect to, any and all third-party claims, actions, demands, losses, damages, liabilities, costs and expenses to which such BioMarin Indemnitee may become subject, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, “BioMarin Losses”), arising out of, based upon or caused by: (a) the inaccuracy of any representation or the breach of any warranty, covenant or agreement of Alliant contained in this Agreement or any Third Party Agreement; (b) any failure by Alliant or its Permitted Sublicensees to conduct its commercialization and other obligations arising hereunder in a diligent and professional manner and in accordance with Laws; (c) development, making, marketing, selling, distributing, importing, or exporting of the Licensed Products by Alliant or its Permitted Sublicensees; (d) any negligence or intentional wrongdoing by Alliant or its Permitted Sublicensees or their employees or agents in the performance of its obligations; or (e) any allegation of infringement or misappropriation of copyright or trademark rights of any third party resulting from Alliant’s or its Permitted Sublicensee’s instructions for labeling or packaging of Licensed Products.

13.2 Indemnification by BioMarin. BioMarin shall indemnify and hold harmless Alliant Indemnitees, from and against, and will reimburse each such Alliant Indemnitee with respect to, any and all third-party claims, actions, demands, losses, damages, liabilities, costs and expenses to which such Alliant Indemnitee may become subject, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, “Alliant Losses”), arising out of, based upon or caused by: (a) the inaccuracy of any representation or the breach of any warranty, covenant or agreement of BioMarin contained in this Agreement; (b) any failure by BioMarin to conduct its obligations arising hereunder in a diligent and professional manner and in accordance with Laws; or (c) any negligence or intentional wrongdoing by BioMarin or its employees or agents in the performance of its obligations.

13.3 Procedures Relating to Indemnification for Third Party Claims. Each Party, on behalf of itself and its respective BioMarin Indemnitees or Alliant Indemnitees (each such Person, an “Indemnitee”), agrees to provide the indemnifying Party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, a “Claim”) for which such Indemnitee intends to assert a right to indemnification under this Agreement; provided, however, that failure to give such notification shall not affect each applicable Indemnitee’s entitlement to indemnification (or the corresponding indemnifying Party’s indemnification obligations) hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure. The indemnifying Party shall have the initial right (but not obligation) to defend, settle or otherwise dispose of any Claim for which an Indemnitee intends to assert a right to indemnification under this Agreement as contemplated in the preceding sentence if, and for so long as, the indemnifying Party has recognized in a written notice to the Indemnitee provided within thirty (30) days of such written notice its obligation to indemnify the Indemnitee for any BioMarin Losses or Alliant Losses (as the case may be) relating to such

Claim; provided, however, that if the indemnifying Party assumes control of the defense, settlement or disposition of a Claim, the indemnifying Party shall obtain the written consent of each applicable Indemnitee prior to ceasing to defend, settling or otherwise disposing of the Claim. If the indemnifying Party fails to state in a written notice during such thirty (30) day period its willingness to assume the defense of such a Claim, the BioMarin Indemnitee(s) or Alliant Indemnitee(s), as the case may be, shall have the right to defend, settle or otherwise dispose of such Claim, subject to the applicable provisions of Section 13.1 or 13.2.

13.4 Settlements. No party may settle any claim, action or proceeding related to a liability to a third party without the consent of the other parties, including but not limited to, if such settlement would impose any monetary obligation on the other parties or require the other parties to submit to an injunction or impose any covenant or commitment on the other party or otherwise limit the other party’s rights under this Agreement, and any payment made by a party in such a settlement without obtaining such consent shall be at its own cost and expense.

14. LIMITATION OF LIABILITY. NO PARTY HERETO (OR ITS AFFILIATES OR LICENSORS) SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO ANY OTHER PARTY (OR ITS AFFILIATES) FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES CLAIMED BY SUCH OTHER PARTY UNDER THE TERMS OF OR DUE TO ANY BREACH OF THIS AGREEMENT. THESE LIMITATIONS SHALL (A) APPLY NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY ARISING UNDER THIS AGREEMENT AND (B) NOT APPLY TO BREACH OF ALLIANT’S OBLIGATIONS UNDER SECTION 2, BREACH OF EITHER PARTY’S OBLIGATIONS UNDER SECTION 8, OR INDEMNIFICATION OBLIGATION UNDER SECTION 13.

15. MISCELLANEOUS

15.1 Third-Party Licenses. Alliant acknowledges that all rights granted to Alliant under this Agreement and all obligations of BioMarin provided in this Agreement are subject to the terms and conditions of the Ascent License and the Cima License. To the extent any right granted to Alliant under this Agreement or any obligation of BioMarin provided in this Agreement conflicts with any terms or conditions provided in the Ascent License or the Cima License, the Ascent License or the Cima License, as applicable, will control.

15.2 Relationship of the Parties. Alliant, on the one hand, and BioMarin, on the other hand, hereby acknowledge that each is an independent entity and is not subject to the control of the other Party hereto in any manner except as specifically provided in this Agreement. Nothing contained in this Agreement shall be construed in any way as creating any relationship of partnership or joint venture, between the Parties, or to render either Party liable for any of the debts or obligations of the other Party hereto. Neither Party shall act or purport to act, or represent itself, directly or by implication, as the agent, legal representative, partner or joint venturer of the other Party, or in any manner assume or create or purport to assume or create any obligation in the name or on behalf of the other Party.

15.3 Insurance. Alliant shall obtain and maintain in effect, in a form and with insurers reasonably acceptable to BioMarin, and which shall name BioMarin as an additional insured:

(a) commercial general liability insurance with a minimum limit of indemnity of Five Million U.S. Dollars (US$5,000,000) per occurrence and in the aggregate;

(b) product liability insurance with a minimum limit of liability of Five Million U.S. Dollars (US$5,000,000) per occurrence and in the aggregate.

It is understood that such insurance shall not be construed to limit Alliant’s liability with respect to such indemnification obligations. Alliant shall provide to BioMarin upon request a certificate evidencing the insurance Alliant is required to obtain and keep in force under this Section 15.2, including naming BioMarin as an additional insured. Such certificate shall provide that such insurance shall not expire or be cancelled or modified without at least thirty (30) days’ prior written notice to BioMarin.

15.4 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced solely and exclusively in state courts located in San Francisco County, California and federal courts located in Northern District of California. Consistent with the preceding sentence, each of the Parties:

(i) expressly and irrevocably consents and submits to the jurisdiction of the courts of competent jurisdiction in San Francisco County, California and Northern District of California (and each appellate court thereof) in connection with any such legal proceeding;

(ii) expressly agrees that the courts of competent jurisdiction in San Francisco County, California and Northern District of California shall be deemed to be a convenient forum; and

(iii) expressly agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the courts of competent jurisdiction in San Francisco County, California and Northern District of California, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) The Parties hereto agree that, if any Proceeding is commenced against any Indemnified Party by any third party in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against the Indemnifying Party in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

15.5 Dispute Resolution Procedures. In the event any dispute arises between the parties with respect to the interpretation of this Agreement or with respect to the performance of either Party, the Parties shall first seek to resolve such dispute by negotiations between senior executives who have authority to settle the dispute. When a Party believes there is a dispute relating to the Agreement, such Party shall give written notice of the dispute to the other Party. The senior executives shall meet promptly after the date of such notice and shall attempt in good faith within forty-five (45) days after the date of such notice to resolve the dispute prior to initiating litigation with respect to such matter. Notwithstanding the foregoing, if no such resolution is reached within such forty-five (45) days, then any Party may initiate any proceeding or pursue any remedy it deems appropriate and that is not prohibited hereby.

15.6 Assignment. Successors and Assigns; Parties In Interest.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, the other Indemnified Parties, and the respective successors and permitted assigns (if any) of the foregoing.

(b) Neither this Agreement nor the rights and obligations of any Party hereunder shall be assigned without the prior written consent of the other Party, which consent may be given or withheld in such Party’s sole discretion. Notwithstanding the foregoing, either Party may assign or transfer this entire Agreement, without the consent of the other Party (a) to any Affiliate; or (b) to any third party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates. Any attempted transfer or assignment in violation of the foregoing will be null and void.

15.7 Notices. All notices, demands and other communications under or in connection with this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested) from the United States, upon the earlier of actual delivery or three Business Days after being mailed, (c) if sent by overnight delivery by a recognized overnight delivery service for overnight delivery, upon the earlier of actual delivery or one Business Day after being sent, or (d) if given by facsimile, upon confirmation of transmission by facsimile (or, if such confirmation does not occur during normal business hours on a Business Day then on the next Business Day), in each case to the parties at the following addresses or facsimile numbers or to such other address or facsimile numbers as each party may designate for itself by like notice to the other parties:

if to Alliant:

Alliant Pharmaceuticals, Inc.

333 North Point Center East, Suite 250

Alpharetta, GA 30022

Facsimile:

Attn: Mark Pugh

With a copy to each of (which copies shall not constitute notice):

Townsend McKee, P.C.

3820 Mansell Road, Suite 250

Alpharetta, GA 30022

Facsimile: 770 640 1184

if to BioMarin:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Facsimile: (415) 382-7889

Attention: Chief Executive Officer

with copies (which copies shall not constitute notice) to:

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

Facsimile: (415) 382-7889

Attention: Corporate Counsel

15.8 Publicity. The Parties agree to keep the existence of this Agreement, the terms and conditions hereof, the transactions contemplated hereby, and any proposed termination hereof strictly confidential; provided, however, that:

(a) the Parties shall make an initial public announcement as to the Agreement in a form mutually agreed by them, and, except for any disclosure under (b) or (c), prior to making any subsequent public announcements regarding this Agreement or the transactions contemplated herein, each Party agrees to provide the other Party with a reasonable opportunity to review and comment upon such proposed announcement;

(b) BioMarin and Alliant may disclose the terms and conditions of this Agreement to their attorneys, accountants, and other professional advisors under duty of confidentiality, to assert or enforce such Party’s rights under this Agreement, or to the extent that such disclosure is required by law or legal process, including without limitation the securities and antitrust laws of the United States, provided that the disclosing Party has provided to the other Party a copy of the proposed release or statement no less than two (2) Business Days prior to its release or publication, and the Parties acknowledge and agree that the determination that a disclosure is required by law shall be made in the sole, but reasonably exercised, discretion of the Party making such disclosure; and

(c) if reasonably required in connection with the conduct of their respective businesses, BioMarin and Alliant may disclose the existence or terms of this Agreement to bankers, other business associates and potential investors if such persons have agreed in writing to keep the information confidential, and upon the request of either Party, the other Party shall identify those third parties to whom such disclosure has been made.

15.9 Use of Names, Trade Names and Trademarks. Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party hereto or of any of its licensors under any Third Party Agreement, including any contraction, abbreviation or simulation of any of the foregoing, unless the prior written consent of such other Party is obtained.

15.10 Remedy. If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive. Alliant acknowledges and agrees that any actual or threatened breach of Sections 2.1, 2.3 or 8 by Alliant will constitute immediate and irreparable harm to BioMarin for which monetary damages would be an inadequate remedy and that injunctive relief is an appropriate remedy for such breach.

15.11 Force Majeure. If either Party hereto is prevented from carrying out its obligations under this Agreement, other than payment obligations, by events beyond its reasonable control, including acts or omissions of the other Party, acts of God or government, natural disasters or storms, fire, political strife, terrorism, failure of delay or transportation, default by suppliers or unavailability of raw materials, then such Party’s performance of its obligations hereunder shall be excused during the period of such events and for a reasonable period of recovery thereafter, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such events; provided, however, that the Party claiming force majeure shall promptly notify the other Party of the existence of such force majeure, shall use commercially reasonable efforts to avoid or remedy such force majeure and shall continue performance hereunder with the utmost dispatch whenever such force majeure is avoided or remedied. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding the foregoing, if Alliant is unable to perform under this Agreement for a period greater than ninety (90) days as a result of a force majeure event, BioMarin shall have the right to terminate this Agreement.

15.12 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

15.13 Counterparts. This Agreement may be executed in several counterparts (including by facsimile), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

15.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Party or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to the Party or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

15.15 Waiver. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

15.16 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each Party.

15.17 Interpretation.

(a) Any reference in this Agreement to a Section or Exhibit is a reference to the Sections and Exhibits of this Agreement unless the context requires otherwise. Any reference to a Section shall be deemed to include a reference to any subsidiary Sections.

(b) The captions of the Sections are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

(c) Whenever the context requires: the singular number shall include the plural and vice versa; the masculine gender shall include the feminine and neuter gender; the feminine gender shall include the masculine and neuter gender; and the neuter gender shall include the feminine and masculine gender.

(d) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(e) As used in this agreement “include” and “including” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

15.18 Fees and Expenses. Each Party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and expenses, that have been incurred or that are in the future incurred by, on behalf of or for the benefit of such Party in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to the transaction contemplated hereby; (ii) the investigation and review conducted by such Party and its Representatives with respect to the transaction contemplated hereby; (iii) the negotiation, preparation and review of this Agreement or any of the documents delivered in connection herewith; (iv) the preparation and submission of any filing or notice required to be made or given in connection with the transaction contemplated hereby, and the obtaining of any consent required to be obtained in connection with the transaction contemplated hereby; and (v) the consummation and performance of the transaction contemplated hereby.

15.19 Entire Agreement. This Agreement, together with all of the Exhibits and Schedules hereto, constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous oral and written agreements, understandings or arrangements relating to the subject matter hereof, including, without limitation, the Term Sheet and all other proposal materials.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year first above written.

ALLIANT PHARMACEUTICALS, INC.	BIOMARIN PHARMACEUTICAL INC.

By:	By:
Its:	Its:

EXHIBIT A

NEW DRUG APPLICATIONS

ABBREVIATED NEW DRUG APPLICATIONS

Orapred (Prednisolone Sodium Phosphate Oral Solution), 20.2 mg/ 5 mL, (equivalent to 15 mg (base)/ 5 mL) - ANDA 75-117

Orapred RT (Prednisolone Sodium Phosphate Oral Solution), 20.2 mg/ 5 mL, (equivalent to 15 mg (base)/ 5 mL) - ANDA 77-485

505(B)(2) NEW DRUG APPLICATION

Orapred ODT (Prednisolone Sodium Phosphate

Orally Disintegrating Tablets, 10 mg, 15 mg, and 30 mg Prednisolone base) - NDA 21-959

EXHIBIT B

DEVELOPMENT LICENSED PATENTS

Patent/Application Number

OraSolv® Technology
US 5178878 A
US 08/468,913
CA 2,061,917
PakSolv® Technology
US 6,155,423
CA 2284132
US 6,269,615
US 6,311,462
DuraSolv® Technology
US 6,024,981
US 6,221,392
CA 2284663

EXHIBIT C

LICENSED TRADEMARKS

Orapred

Orapred ODT

CIMA

CIMA LABS INC.

OraSolv®

PakSolv®

DuraSolv®

CIMA, CIMA LABS INC. OraSolv®, PakSolv®, DuraSolv®, and are Cima Trademarks.

EXHIBIT D

TASTE MASKING RELATED LICENSED PATENTS

Patent/Application Number

Pleasant Tasting Aqueous Liquid Composition of a Bitter-Tasting Drug

Anaebonam, Aloysius O.

Clemente, Emmett

Fawzy, Abdel A.

Medicis Pharmaceutical Corporation, Ascent Pediatrics Inc., BioMarin Pharmaceutical Inc.

08/692,081 5,763,449 United States
09/011,156 5,962,461 United States
2,260,852 2,260,852 Canada
991273 Mexico

Room Temperature Stable Aqueous Liquid Pharmaceutical Composition

Emmett Clemente, Bhiku Patel, Kuljit Bhatia, Frank L. Sorgi, and Emil D. Kakkis

Medicis Pharmaceutical Corporation, Ascent Pediatrics Inc., BioMarin Pharmaceutical Inc.

11/066,113 United States
PCT/US2005/006576

EXHIBIT E

TRANSFERRED INVENTORY OF ORAPRED

Description	Lot Numbers	Expiration Date	Units	NDC Number
8 oz. trade bottles	RM0421 RM0501 RM0502 RM0504	11/30/07 12/31/07 12/31/07 01/31/08	24,204 12,108 12,192 10,740	68135-455-02

Institutional packs	RM0502A	12/31/07	12,960	68135-455-03

8 oz. samples	RM0505	3/31/08	10,656	68135-455-04

6 pack, 20 ml samples	RM0504A RM0505A	3/31/08	13,315 22,408	68135-455-01

8 oz. authorized generic bottles	05PSP05 05PSP06 05PSP07	04/30/08 04/30/08 05/31/08	24,144 24,288 24,348	NA